Grandparents.com LLC

Condensed Financial Statements

September 30, 2011

Table of Contents

Financial Statements:

Condensed Balance Sheets	2

Condensed Statements of Operations	3

Condensed Statements of Changes in Member’s Equity	4

Condensed Statements of Cash Flows	5

Notes to the Condensed Financial Statements	6 - 16

Grandparents.com LLC
Condensed balance sheets
September 30, 2011 and December 31, 2010

	September 30, 2011	December 31, 2010

ASSETS

Current Asset:
Cash	$79,267	$36,991
Restricted cash	40,000	40,000
Accounts receivable, net	27,440	307,461
Prepaid expenses	125,611	-
Total Current Assets	272,318	384,452

Property & Equipment, net	37,385	44,882

Other Assets:
Security deposits	3,701	3,701
Intangibles, net	5,299,027	5,944,326
Total Other Assets	5,302,728	5,948,027

Total Assets	$5,612,431	$6,377,361

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Accounts payable	$634,215	$626,833
Accrued expenses	75,831	101,664
Warrant derivative liability	125,335	-
Short-term advances	126,000	-
Notes payable, current maturities	269,209	-
Accrued management fees	362,500	-
Cumulative preferred return	96,887	26,080
Total Current Liabilities	1,689,977	754,577

Long-Term Liabilities:
Notes Payable, net of current maturities	300,000	-
Total Long-Term Liabilities	300,000	-

Total Liabilities	1,989,977	754,577

Commitments and Contingencies

Members' Equity (Deficit):
Class A Preferred Units, $1 par value	918,000	918,000
Class A Units	2,646,318	4,695,235
Class B Units	-	-
Additional Paid in Capital	58,136	9,549
Total Members' Equity	3,622,454	5,622,784

Total Liabilities and Members' Equity	$5,612,431	$6,377,361

See accompanying notes to the condensed financial statements.

Grandparents.com LLC
Condensed Statements of Income
For the Three Months Ended September 30, 2011 and 2010, for the Nine Months Ended
September 30, 2011, for the Period from January 1, 2010 to May 5, 2010
And for the Period from May 6, 2010 to September 30, 2010

	Successor				Predecessor
	2011	2010	2011	2010	2010

	July 1 to September 30	July 1 to September 30	January 1 to September 30	May 6 to September 30	January 1 to May 5
Revenues:
Advertising revenue	$83,228	$177,160	$322,228	$230,916	$111,543
Total Revenues	83,228	177,160	322,228	230,916	111,543

Operating Expenses:
Selling and marketing	29,864	71,300	84,110	133,010	444,300
Salaries	172,103	207,747	613,358	366,695	818,372
Rent	40,000	44,391	119,999	76,326	69,601
Consulting	-	4,005	-	4,005	10,000
Equity-based compensation	12,688	-	50,518	-	-
Transaction costs	-	-	-	4,250,000	-
Management fees	150,000	50,000	450,000	50,000	-
Other general and administrative	97,240	128,197	335,465	221,185	126,346
Depreciation and amortization	217,314	216,760	651,939	343,341	67,988
Total operating expenses	719,209	722,400	2,305,389	5,444,562	1,536,607

Other income (expenses):
Interest income (expense), net	(8,402)	3	(12,393)	3	-
Gain on purchase of business	-	-	-	3,565,408	-
Other income (loss), net	6,231	(481)	17,443	35,191	108,000
Total other income (expenses)	(2,171)	(478)	5,050	3,600,602	108,000

Loss from operations	(638,152)	(545,718)	(1,978,111)	(1,613,044)	(1,317,064)

Preferred return expense	(23,602)	(3,091)	(70,806)	(3,091)	(137,572)

Net loss	$(661,754)	$(548,809)	$(2,048,917)	$(1,616,135)	$(1,454,636)

See accompanying notes to the condensed financial statements.

Grandparents.com LLC
Condensed Statements of Changes in Members' Equity
For the Period from January 1, 2010 to May 5, 2010, for the Period from May 6, 2010 to December 31, 2010,
And for the Period from January 1, 2011 to September 30, 2011

Predecessor	Class A		Class B		Class C		Class D		Class E
	Units		Units		Units		Units		Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Total

Balance, January 1, 2010	4,803,722	$(4,231,210)	186,600	$-	-	$-	-	$-	-	$-	$(4,231,210)

Conversion of debt to equity	-	-	-	-	415,500	750,000	3,867,019	6,974,135	-	-	7,724,135

Capital contributions	-	-	-	-	124,758	225,000	-	-	-	-	225,000

Preferred return	-	-	-	-	-	-	-	137,572	-	-	137,572

Net loss	-	(1,066,932)	-	-	-	(82,361)	-	(305,343)	-	-	(1,454,636)

Balance, May 5, 2010	4,803,722	$(5,298,142)	186,600	$-	540,258	$892,639	3,867,019	$6,806,364	-	$-	$2,400,861

Successor	Class A		Class A		Class B		Additional
	Preferred Units		Units		Units		Paid-In
	Units	Amount	Units	Amount	Units	Amount	Capital	Total

Balance, May 6, 2010	-	$-	-	$-	-	$-	$-	$-

Contribution of assets in business combination	-	-	3,000,000	1,875,000	-	-	-	1,875,000

Equity issued for transaction costs	-	-	6,800,000	4,250,000	-	-	-	4,250,000

Issuance of Class A Units	-	-	1,000,000	750,000	-	-	-	750,000

Issuance of Class A Preferred Units	918,000	918,000	-	-	-	-	-	918,000

Equity based compensation	-	-	-	-	-	-	9,549	9,549

Issuance of equity pursuant to anti-dilution arrangements	-	-	490,323	-	-	-	-	-

Net loss	-	-	-	(2,179,765)	-	-	-	(2,179,765)

Balance, December 31, 2010	918,000	$918,000	11,290,323	$4,695,235	-	$-	$9,549	$5,622,784

Issuance of warrants for services	-	-	-	-	-	-	19,940	19,940

Equity based compensation	-	-	-	-	-	-	28,647	28,647

Net loss	-	-	-	(2,048,917)	-	-	-	(2,048,917)

Balance, September 30, 2011	918,000	$918,000	11,290,323	$2,646,318	-	$-	$58,136	$3,622,454

See accompanying notes to the condensed financial statements.

Grandparents.com LLC
Condensed Statements of Cash Flows
For the Nine Months ended September 30, 2011,
For the Period from January 1, 2010 to May 5, 2010,
And for the Period from May 6, 2010 to September 30, 2010

	Successor		Predecessor
	2011	2010	2010

	January 1 to September 30	May 6 to September 30	January 1 to May 5

Cash Flows from Operating Activities:
Net loss	$(2,048,917)	$(1,616,135)	$(1,454,636)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	651,939	343,341	67,988
Loss on disposal of equipment	4,105	1,100	-
Amortization of discount on zero coupon note payable	4,209
Adjustment to warrant derivative liability	(1,931)
Equity-based compensation	50,518	-	-

Preferred return expense	70,806	3,091	137,572
Transaction costs	-	4,250,000	-
Gain on purchase of business	-	(3,565,408)	-
(Increase) decrease in:
Accounts receivable, net	280,021	78,233	158,579
Prepaid expenses	(125,611)	113,514	(118,180)
Security deposits	-	(2,400)	-
Increase (Decrease) in:
Accounts payable	7,382	(487,786)	205,491
Accrued expenses	(25,833)	(32,902)	(19,901)
Warrant derivative liability	125,335	-	-
Accrued management fees	362,500	-	-
Net cash flows used in operating activities	(645,477)	(915,352)	(1,023,087)

Cash Flows from Investing Activities
(Increase) decrease in restricted cash	-	(40,000)	212,343
Business acquisition, net of cash acquired	-	(396,211)	-
Purchase of property and equipment	(3,247)	-	-
Net cash flows (used in) provided by investing activities	(3,247)	(436,211)	212,343

Cash Flows from Financing Activities
Proceeds from issuance of Class A Preferred Units	-	868,000	-
Proceeds from issuance of Class A Units	-	750,000	-
Capital contributions	-	-	225,000
Proceeds from short-term advances	126,000	-	593,000
Proceeds from issuance of promissory notes	565,000	-	-
Net cash flows provided by financing activities	691,000	1,618,000	818,000

Net increase in cash	42,276	266,437	7,256
Cash, beginning of period	36,991	150,000	4,900
Cash, end of period	$79,267	$416,437	$12,156

Supplemental cash flow information
Income taxes paid	$-	$-	$-
Cash paid for interest	$-	$-	$-
Equity issued for purchase of business	$-	$1,875,000	$-
Conversion of debt to equity	$-	$-	$7,724,135

See accompanying notes to the condensed financial statements.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 1 – Organization and Significant Accounting Policies

Nature of the Business

Grandparents.com LLC ("GP", or the "Company") was formed as a Florida limited liability company on April 20, 2010, under the name of Grandparents Acquisition Company, LLC ("GAC"). GAC was formed for the purpose of acquiring the "grandparents.com" URL, trademarks and related business assets from GPOC Holdings, LLC ("GPOC"), which was owned by a predecessor private equity group. The Company changed its name to Grandparents.com LLC on May 12, 2010, and currently does business as "Grandparents.com", with its corporate headquarters located in New York. The Company's main objective is to build a broad membership of millions of grandparents founded on the fact that one in every four American adults is a grandparent.

Grandparents.com is a premier social media website for America's generation of grandparents. It is a family-oriented site with a mission to enhance the lives of grandparents and those around them by providing the tools to foster communication and better understanding among grandparents, parents and grandchildren, and to provide discounts on products and services grandparents like to purchase. The website offers enriching activities, discussion groups, forums, expert advice, financial and health topics, monthly newsletters, photo sharing, the Grandparents.com Bookstore, and a Benefits Club with marketing partners that offer discounts on entertainment, food and dining, wellness, travel, shopping, insurance and financial services.

Business Combination

Pursuant to an Asset Purchase Agreement (‘‘Purchase Agreement’’) by GAC and GPOC, GAC purchased substantially all of the assets and assumed certain liabilities of GPOC in exchange for 3,000,000 Class A Units (representing 30% ownership in GAC). Pursuant to the terms of the Purchase Agreement, the GPOC ownership interest shall not be diluted below 30% for the future issuance of securities, until such time that an aggregate of $3 million of new capital is raised. In connection with the Purchase Agreement, the managing members of GAC received a 68% ownership interest in GAC in exchange for transaction costs. In addition, in connection with the Purchase Agreement, a member of GPOC contributed $250,000 cash in exchange for a 2% ownership interest in GAC, which was recorded as a purchase of Class A Units in the statement of changes in members' equity.

The assets acquired and liabilities assumed were recorded at fair value, resulting in a bargain purchase. The fair values of assets acquired and liabilities assumed for the acquisition is as follows:

Cash	$150,000
Accounts receivable	200,712
Other current assets	114,815
Property and equipment	50,409
URL	4,500,000
Trademarks	500,000
Web development costs	500,000
Other intangibles	1,000,000
Accounts payable	(1,119,530)
Accrued expenses	(59,787)

Total identifiable net assets	5,836,619
Less: purchase price	(2,271,211)

Gain on purchase of business	$3,565,408

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 2011 and December 31, 2010, there were no cash equivalents.

Accounts Receivable

Accounts receivable are reported in the balance sheet net of an allowance for doubtful accounts. The Company estimates the allowance based on an analysis of specific clients, taking into consideration the age of past due accounts, the client’s payment history and an assessment of the client’s ability to pay. At September 30, 2011 and December 31, 2010, the Company determined that no allowance for doubtful accounts was necessary.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three (3) to seven (7) years. Incidental expenditures for maintenance and repairs are charged against operations. Renewals and betterment that materially extend the life of assets are capitalized. The Company reviews the valuation of fixed assets and the remaining economic lives annually and adjusts depreciation accordingly.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets, which include property and equipment and identifiable intangible assets, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces as well as other factors.

If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. In testing for a potential impairment of goodwill, the Company will first compare the estimated fair value of each reporting unit with book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the respective reporting units of the Company is less than book value, then the Company is required to compare the carrying amount of the goodwill with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as its customer base, software and technology and trademarks. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Revenue Recognition

The Company recognizes revenue from arrangements with advertisers and third-party affiliates, generally on the basis of impressions, at an agreed upon cost per thousand impressions ("CPM"). This revenue is recognized on a net basis in the period in which the impressions occur.

Revenue is recognized in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification (“ASC”) 605, Revenue Recognition. The Company considers amounts to be earned when persuasive evidence of an arrangement exists, delivery of services has occurred, price is fixed or determinable, and collectability is reasonably assured.

Advertising

The Company’s policy is to report advertising costs as expensed in the periods in which the costs are incurred. The total amounts charged to advertising expenses were approximately $29,864 and $71,300 for the three-months ended September 30, 2011 and 2010, respectively, $323,040 for the nine months ended September 30, 2011, $444,300 for the period January 1 to May 5, 2010, and $133,010 for the period May 6, 2010 to September 30, 2010.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash, short-term accounts receivable, and payables. The Company believes that the carrying amounts approximate fair value due to their short-term nature and market interest rates.

Equity-Based Compensation

The Company accounts for equity-based awards to employees and others at fair value, measured at the grant date (based upon an estimate of the fair value of the compensation granted) and recorded to expense over the requisite service period, which generally is the vesting period. Fair value of equity-based compensation arrangements are estimated using the Black-Scholes option pricing model.

Income Taxes

The Company has elected to be treated as Limited Liability Company for Federal and State income tax purposes. Under this election, all taxable income, losses and credits pass through to its members and are reflected on their individual income tax returns. Consequently, no provision for income taxes has been provided by the Company.

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. As of December 31, 2010, the Company has no liabilities for uncertain tax positions. The Company's policy is to recognize interest and penalties related to income tax matters as a component of income tax expense. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, and changes in tax law and new authoritative rulings. The Company is not subject to examinations by income tax authorities prior to 2010.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 3 – Going Concern

As shown in the accompanying financial statements, during the nine-months ended September 30, 2011 GP has incurred a net loss of approximately $2.0 million and used approximately $.06 million in cash for operating activities. In addition, as of September 30, 2011, the Company has a working capital deficit of approximately $1.4 million. Without additional capital from existing or outside investors or further financing, the Company's ability to continue to implement its business plan may be limited. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As further described in Note 11 (Subsequent Events), the Company received cash of approximately $750,000 through issuances of debt and equity. Included in this amount is a $500,000 Bridge Loan the Company received in connection with an executed Letter of Intent to merge with and into a public company. The merger is expected to be consummated by February 29, 2012.

Note 4 – property and equipment

Property and equipment consisted of the following at September 30, 2011 and December 31, 2010.

	Estimated Useful Lives (in Years)	September 30, 2011	December 31, 2010

Furniture and fixtures	7	$14,033	$13,353
Computers and equipment	5-7	34,419	35,956
Leasehold improvements	Shorter of useful life or term of lease	-	-
		48,452	49,309
Less: accumulated depreciation		(11,067)	(4,427)
Property and equipment, net		$37,385	$44,882

Depreciation expense totaled $2,213 and $1,660 for the three-months ended September 30, 2011 and 2010, respectively, $6,640 for the nine months ended September 30, 2011, $10,000 for the period January 1 to May 5, 2010, and $2,766 for the period May 6, 2010 to September 30, 2010.

Note 5 – Intangible Assets

The recoverability of goodwill and indefinite lived intangibles is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount of goodwill and indefinite lived intangibles may not be recoverable. The identification and measurement of impairment involves the estimation of the fair value of the reporting unit and indefinite lived intangibles and contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value. The estimate of fair value of the reporting unit is based on the best information available as of the date of the assessment and incorporates management’s assumptions about expected future cash flows and contemplates other valuation techniques. Future cash flows can be affected by changes in the industry, a continuing declining economic environment or market conditions.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 5 – Intangible Assets, continued

Intangible assets, net, consisted of the following at September 30, 2011 and December 31, 2010.

	Estimated Useful Lives (in Years)	September 30, 2011	December 31, 2010

URL and trademarks	15	$5,000,000	$5,000,000
Website development	5	500,000	500,000
Customer relationships	3	1,000,000	1,000,000
		6,500,000	6,500,000
Less: accumulated amortization		(1,200,973)	(555,674)
Intangible assets, net		$5,299,027	$5,944,326

Depreciation expense totaled $2,213 and $1,704 for the three-months ended September 30, 2011 and 2010, respectively, $6,640 for the nine months ended September 30, 2011, $10,000 for the period January 1 to May 5, 2010, and $2,722 for the period May 6, 2010 to September 30, 2010.

Amortization expense related to finite lived intangible assets amounted to $215,100 and $215,100 for the three-months ended September 30, 2011 and 2010, respectively, $645,299 for the nine-months ended September 30, 2011, $57,988 for the period January 1 to May 5, 2010, and $340,574 for the period May 6, 2010 to September 30, 2010. The future amortization expense for each of the five succeeding years related to all finite lived intangible assets that are currently recorded in the balance sheets is estimated to be as follows at September 30, 2011:

For the Years Ended December 31,

2011	$215,100
2012	860,399
2013	537,482
2014	360,399
2015	360,399
Thereafter	2,965,248
$5,299,027

Note 6 – Members' Equity

GPOC Holdings, LLC (Predecessor)

At December 31, 2009 GPOC had two classes of capital units authorized: Class A Units and Class B Non-Voting Profits Interest Units. In February 2010 GPOC amended and restated its operating agreement to authorize five classes of capital units: Class A Units, Class B Non-Voting Profits Interest Units, Class C 10% Preferred Units, Class D 10% Preferred Units, and Class E Non-Voting Profits Interest Units.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 6 – Members' Equity, continued

GPOC Holdings, LLC (Predecessor), continued

Holders of the Class C 10% Preferred Units are entitled to a 10% preferred return (compounded annually to the extent not paid) on two times (2x) the aggregate amount of the members' unreturned cash capital contributions, reduced by the aggregate amount of any prior distributions made by GPOC to such members.

Holders of the Class D 10% Preferred Units are entitled to a 10% preferred return (compounded annually to the extent not paid) on one times (1X) the aggregate amount of the members' unreturned cash capital contributions, reduced by the aggregate amount of any prior distributions made by GPOC to such members.

Holders of the Class B and Class E Non-Voting Profits Interest Units are entitled to a percentage of GPOC net income, based on the members' respective percentage ownership on a fully-diluted basis.

On January 23, 2009, one of GPOC's members contributed cash of $60,000 in exchange for 44,293 Class A Units.

In February 2010, in connection with an amended and restated operating agreement, $6,974,135 of advances from one of GPOC's members was converted to 3,867,019 Class D 10% Preferred Units. In May 2010, $750,000 of advances from three of GPOC's members was converted to 415,500 Class C 10% Preferred Units.

In March 2010, two of GPOC's members contributed cash of $225,000 in exchange for 124,758 Class C 10% Preferred Units.

Grandparents.com LLC (Successor)

At December 31, 2010 GP had three classes of capital units authorized: Class A Units, Class A Preferred Units and Class B Units.

Holders of the Class A Preferred Units are entitled to a 10% cumulative return on the principal investment ("Minimum Annual Return") and unpaid Minimum Annual Returns, and a liquidation preference equivalent to the sum of their principal investment plus accrued but unpaid Minimum Annual returns. In addition, each Class A Preferred Unit may be converted into one Class A Unit, at any time between two and five years after the closing date of the holder's investment in Class A Preferred Units. The Class A Preferred Units do not have any voting rights under the GP operating agreement. The difference between the effective conversion price of the Series A Preferred Units into Class A Units, and the fair value of the Class A Units on the date of issuance of the Class A Preferred Units, did not result in the recognition of a beneficial conversion feature since the fair value of the Class A Units was lower than the effective conversion price.

During 2010, GP sold 918,000 Class A Preferred Units in exchange for $918,000 in cash.

In August 2010, GP sold 800,000 Class A Units to an investor, representing an 8% ownership interest in GP, for $500,000 cash. Pursuant to the terms of the subscription agreement, the investor's ownership interest shall not be diluted below 8% for the future issuance of securities, until such time that an aggregate of $5 million of new capital is raised. The issuance of the Class A Units under this agreement resulted in the issuance of an additional 490,323 Class A Units to maintain capital balances pursuant to anti-dilution clauses.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 7 – Related Party Transactions

At December 31, 2009 GPOC had $7,224,135 in short-term advances payable to its members. During 2010 these advances, plus an additional $500,000 advanced to GPOC from its members during 2010, were converted to various classes of members' equity (see Note 6).

During 2010, GP paid a fee of $25,000 per month, beginning in August 2010, to one of its members for management services provided to GP. A total of $125,000 was paid to the member during the period May 6, 2010 to December 31, 2010. At December 31, 2010, there were no unpaid management fees owed to the member. During the nine-months ended September 30, 2011, GP paid a fee of $50,000 per month to one of its members for management services provided to GP. A total of $450,000 was charged to expense for the nine-months ended September 30, 2011, of which $87,500 was paid and $362,500 is recorded as accrued management fees in the condensed balance sheets at September 30, 2011.

During 2011, three of GP's members advanced an aggregate of $126,000 to GP. The advances bear interest at 5% per annum, and are due and payable on December 31, 2012.

In March 2011, GP entered into a $300,000 note payable agreement with one of its members. The note bears interest at 5% per annum, with interest-only payments commencing on May 1, 2011 through the maturity date, April 1, 2013. The note is secured by substantially all of the Company's assets.

In July 2011, three of GP's members provided short-term loans to GP in the aggregate amount of $40,000. The loans bear interest at 5% per annum and mature on December 31, 2011. The loans are convertible into Class A Units at a conversion price of $1.60 per unit. The difference between the effective conversion price of the loans into Class A Units, and the fair value of the Class A Units on the date of issuance of the loans, did not result in the recognition of a beneficial conversion feature since the fair value of the Class A Units was significantly lower than the effective conversion price. These loans remain outstanding at January 13, 2012.

Note 8 - Notes Payable

In July 2011 GP issued a zero coupon note payable to a consultant. The note provided $225,000 to GP in exchange for repayment of $275,000 on August 30, 2012, the maturity date of the note. The discount from the maturity value of $275,000, initially $50,000, is being amortized to interest expense by the effective interest method over the life of the note, with an effective interest rate of 20.04%. During the nine-months ended September 30, 2011, $4,209 was added to the promissory note balance. At September 30, 2011, the remaining discount was $45,791. The note is convertible into Class A Units at a conversion price of $1.60 per unit. The difference between the effective conversion price of the loans into Class A Units, and the fair value of the Class A Units on the date of issuance of the loans, did not result in the recognition of a beneficial conversion feature since the fair value of the Class A Units was significantly lower than the effective conversion price.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 8 - Notes Payable, continued

Future maturities of obligations under loans and notes payable (including related party loans and notes payable, but excluding short-term advances) are as follows at September 30, 2011.

For the Years Ended December 31,

2011	$40,000
2012	229,209
2013	300,000
2014	-
2015	-
569,209
Less: current portion of debt	(269,209)
Non current portion	$300,000

Note 9 - Equity-Based Compensation

2010 Stock Option Plan

On October 1, 2010, GP established the 2010 Stock Option Plan (the "Plan”). The Plan provides for the issuance of options to purchase units, for the purposes of offering incentive options to employees and non-statutory options to employees and consultants. Options become exercisable over various vesting periods depending on the nature of the grant, not to exceed five (5) years from the date of grant. Certain option awards provide for accelerated vesting if there is a change in control (as defined).

GP granted options to purchase 252,500 Class A Units under the Plan to its officers and employees during 2010. The options had an exercise price of $0.625 per Class A Unit and a grant-date fair value of $0.45 per option. The options expire five years from the date of grant. No options were granted during the nine month period ended September 30, 2011.

The weighted average grant date fair value of options granted during 2010 were estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions noted in the following table. Expected volatility was estimated using the average volatility rates of several public companies we consider to be peers in our industry. The expected term of the options represents the period of time that options granted are expected to be outstanding and is derived from historical terms.

Risk-free interest rate	1.18%
Expected life (years)	5.0
Expected volatility	95%
Dividend yield	-

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 9 - Equity-Based Compensation, continued

2010 Stock Option Plan, continued

A summary of outstanding options at September 30, 2011 is as follows:

Number of	Exercise	Grant	Expiration
Shares	Price	Dates	Dates

250,000	$0.625	October 1, 2010	September 30, 2015
2,500	$0.625	November 8, 2010	November 7, 2015
252,500

A summary of option activity under the Plan as of September 30, 2011 and changes during the period is presented below:

Weighted Average
	Number of	Weighted Average	Remaining Contractual	Aggregate
	Shares	Exercise Price	Term (Years)	Intrinsic Value

Outstanding at January 1, 2011	252,500	$0.625	4.00	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Forfeited	-	-	-	-
Outstanding at September 30, 2011	252,500	$0.625	4.00	$-

Exercisable at September 30, 2011	-	$-	-	$-

The compensation expense recognized under the Plan for the three-and nine-months ended September 30, 2011 was $9,549 and $28,647, respectively. The compensation expense recognized under the Plan for the three-months ended September 30, 2010, and for the period May 6, 2010 to September 30, 2010 was $0 and $0, respectively. As of September 30, 2011, there was $76,391 of total unrecognized compensation cost related to non-vested equity-based compensation arrangements granted under the Plan. That cost is expected to be recognized over the remaining vesting period of 24 months.

Warrants

In March 2011 GP granted warrants to purchase 50,000 Class A Units to one of its members at an exercise price of $1.60 per Class A Unit. The warrants are exercisable immediately and expire on March 22, 2016. GP valued the warrants using the Black-Scholes method with the following criteria: unit price: $0.63, exercise price: $1.60, expected term: 5 years, volatility: 95%, interest rate: 2.11%. The criteria yielded a warrant value of $0.37, resulting in a value of $18,330 for the warrants. The expense has been included in equity-based compensation in the condensed statement of operations for the nine-months ended September 30, 2011.

In June 2011 GP granted warrants to purchase 37,500 Class A Units to a consultant at an exercise price of $1.60 per Class A Unit, subject to a reduction of 75% of the aggregate exercise price upon vesting of the warrants. The warrants become fully vested in December 2014, and expire at the end of December 2014. GP valued the warrants using the Black-Scholes method with the following criteria: unit price: $0.63, exercise price: $0.40 (reflecting the 75% reduction in the aggregate purchase price), expected term: 3.5 years, volatility: 95%, interest rate: 1.58%. The criteria yielded a warrant value of $0.45, resulting in a value of $16,909 for the warrants. The expense is being amortized over the vesting period of 3.5 years, with the amortization of the expense included in equity-based compensation in the condensed statement of operations for the three and nine-months ended September 30, 2011.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 9 - Equity-Based Compensation, continued

Warrants, continued

In July 2011 GP granted warrants to purchase 350,000 Class A Units to a consultant at an exercise price of $1.60 per Class A Unit, for an aggregate purchase price of $560,000. The warrants vest immediately and may be exercised at any time through the expiration date, July 28, 2016. The aggregate exercise price is subject to a reduction of $13,333 (or 2.38%) per month, with the exercise price not to be reduced below $0.001 per Class A Unit. As a result of the variable exercise price, GP determined that the warrants shall be valued at issuance, and re-valued each subsequent reporting period, using the Black-Scholes method, with the change in value at each reporting period recorded in earnings GP valued the warrants on the date of issuance with the following criteria: unit price: $0.63, exercise price: $1.60, expected term: 5 years, volatility: 95%, interest rate: 1.54%. The criteria yielded a warrant value of $0.364, resulting in a value of $127,260 for the warrants. The warrants were re-valued at September 30, 2011 using the following criteria: unit price: $0.63, exercise price: $1.52 (reflecting the 2.38% monthly reduction in the aggregate exercise price), expected term: 4.83 years, volatility: 95%, interest rate: 0.90%. The criteria yielded a reduction in fair value. The initial charge of $127,260 is being amortized on a straight-line basis over the term of the consulting agreement, which terminates on December 31, 2016. The net expense of $1,931 has been included in equity-based compensation in the condensed statement of operations for the three and nine-months ended September 30, 2011.

Note 10 – Commitments

GP leases an office facility in New York, NY under a three-year operating lease. The lease requires monthly payments of $13,333 and includes an annual escalation of 2.5%. The future minimum lease payments required under the office facility operating lease as of September 30, 2011, are as follows:

For the Years Ended December 31,

2011	$41,001
2012	165,027
2013	126,072
$332,100

GP has issued a letter of credit totaling $40,000, which is held as collateral for performance under the operating lease. Pursuant to the terms of the lease, the letter of credit shall be increased to $53,333 effective October 1, 2011. The letter of credit is secured by deposits at a financial institution, and has been recorded as restricted cash in the balance sheets at September 30, 2011 and December 31, 2010.

Rental expense under operating leases for the three and nine-months ended September 30, 2011 was $40,000 and $119,999, respectively. Rental expense under operating leases for the three-months ended September 30, 2010, and for the period May 6, 2010 to September 30, 2010 was $76,326 and $44,391, respectively.

Grandparents.com LLC
Notes to the Condensed Financial Statements

Note 11 – Subsequent Events

In October 2011 GP sold 290,512 Class A Units to an investor for $250,000 in cash.

In December 2011, the Company closed on a $500,000 Bridge Loan with a public company, and executed a Letter of Intent with that company for a contribution of all the assets and liabilities of the Company into the public entity in a transaction to be accounted for as a reverse merger. The public entity's assets consist exclusively of $2.3 million in cash (unaudited). The Company simultaneously executed an engagement agreement with an investment bank to effect a private placement of $3 million, on a best efforts basis, in a secondary offering of the public company's common shares, to be closed at the same time as the reverse merger. The merger and private placement transactions are expected to be consummated by February 29, 2012.

-16-